2023 ETF Series Trust 485BPOS

 Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The 2023 ETF Series Trust of our report dated August 26, 2025, relating to the financial statements and financial highlights of Brandes International ETF, Brandes U.S. Small-Mid Cap Value ETF, and Brandes U.S. Value ETF, which appears in The 2023 ETF Series Trust’s Certified Shareholder Report on Form N-CSR for the year ended June 30, 2025. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

October 27, 2025